Exhibit 3.1

STATEMENT OF DESIGNATION

OF

XODTEC LED, INC.

Series A Convertible Preferred Stock

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series A Convertible Preferred Stock are as follows:

1.  Designation and Number of Shares.  The designation of this series of 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the articles of incorporation of the Corporation is “Series A Convertible Preferred Stock,” which is hereinafter referred to as the “Series A Preferred Stock.”  In the event of the conversion of shares of Series A Preferred Stock into this Corporation’s common stock, par value $.001 per share (“Common Stock”), pursuant to Section 4 of this Statement of Designations, or in the event that the Corporation shall acquire and cancel any shares of Series A Preferred Stock, the shares of Series A Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation’s Board of Directors, and the number of authorized shares of Series A Preferred Stock shall be reduced by the number of shares so converted or otherwise acquired and canceled.  In addition, if the Corporation does not issue the maximum number of shares of Series A Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series A Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series A Preferred Stock then issued or reserved for issuance.  The number of shares by which the Series A Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Corporation’s Board of Directors.  If necessary or appropriate, the Board of Directors shall cause to be filed with the Secretary of State of the State of Nevada such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series A Preferred Stock, and, at such time as all of the shares of Series A Preferred Stock have been converted or otherwise acquired by the Corporation, a certificate reflecting the termination of the Series A Preferred Stock as a separate series of Preferred Stock.

2.  Dividend Rights.  In the event that the Corporation declares a dividend payable to the holders of the Common Stock, the Corporation shall pay to the holders of the Series A Preferred Stock of record on the record date for determining holders of Common Stock a dividend per share of Series A Preferred Stock equal to the dividend that would be payable with respect to the number of shares of Common Stock as are issuable upon conversion of the Series A Preferred Stock, based on the conversion rate in effect on such record date.  The Corporation shall not pay any dividend to the holders of the Common Stock unless the Corporation pays, on the dividend payment date for the holders of the Common Stock, from funds legally available therefor, the dividend payable to the holders of the Series A Preferred Stock on such dividend payment date as provided in this Section 2.

3.  Voting Rights.

(a) Except as otherwise provided by law or this Statement of Designations, the holders the Series A Preferred Stock shall vote together with the holders of the Common Stock, with each shares of Series A Preferred Stock having the number of votes per share equal to the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the record date for the determining stockholders entitled to vote.

(b) The vote of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required for any amendment to this Statement of Designations.

(c) If the vote of the holders of the Series A Preferred Stock is required in connection with any merger or consolidation or a sale of all or substantially all of the Corporation’s business and assets, the holders of the Series A Preferred Stock shall vote with the holders of the Common Stock (and any other classes or series of capital stock that have similar voting rights) on an “as-if converted” basis.

(d) The separate vote of the holders of the Series A Preferred Stock shall not be required to increase or decrease the number of authorized shares of Preferred Stock.

(e) If the holders of the Series A Preferred Stock shall be entitled to vote as a class, each share of Series A Preferred Stock shall be entitled to one vote, and the consent of the holders of the Series A Preferred Stock may be given at a meeting of the holders of the Series A Preferred Stock or by a written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

(f) The Corporation may create other series of Preferred Stock or capital stock which may be senior to, junior to or on a parity with the Series A Preferred Stock as to dividends or on voluntary or involuntary dissolution, liquidation or winding up without the consent of the holders of the Series A Preferred Stock.

4.  Conversion into Common Stock.

(a) Subject to Section 4(g) of this Statement of Designations, each holder of the Series A Preferred Stock will have the right, at any time and from time to time from into shares of Common Stock at the Conversion Rate, as hereinafter defined.  The “Conversion Rate” shall mean the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock.  The Conversion Rate shall be 20, subject to adjustment as provided in Section 4(c) of this Statement of Designations.

(b) Conversion of the Series A Preferred Stock shall be effected by surrender of the certificate representing the shares of Series A Preferred Stock being converted to the Corporation’s transfer agent, or, if none shall have been appointed, to the Corporation, together with the form of notice of election to convert as may be provided from time to time by the Corporation.  Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender for conversion of the certificate therefor, together with the form of notice of election provided by the Corporation duly signed by the holder thereof, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such time.  As promptly as practicable on or after the conversion date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates for the number of shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same.

(c) The Conversion Rate shall be subject to adjustment as follows:

(i) In case the Corporation shall, after the date that this Statement of Designations is filed with the Secretary of State of the State of Nevada, (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its shares of Common Stock, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted to reflect, in accordance with generally accepted accounting principles, such dividend, subdivision, combination or reclassification.  Such adjustment shall be made successively whenever any event listed in this Section 4(c)(i) shall occur.

(ii) In the event that at any time, as a result of an adjustment made pursuant to Section 4(c)(i) of this Statement of Designations, the holder of shares of Series A Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of shares of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

(iii) Whenever any adjustment is required by the provisions of Section 4(c)(i) of this Statement of Designations, the Corporation shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjustment and the adjusted Conversion Rate, setting forth in reasonable detail the facts requiring such adjustment.  Each such officer’s certificate shall be made available at all reasonable times for inspection by any holder of shares of Series A Preferred Stock, and the Corporation shall, forthwith after each such adjustment, mail a copy of such certificate by first class mail to the holder of Series A Preferred Stock at such holders’ addresses set forth in the Corporation’s books and records.

(d) In case:

(i) the Corporation shall pay any dividend or make any distribution upon Common Stock (other than a cash dividend payable out of retained earnings or cash surplus); or

(ii) the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any shares of any class or any other rights, or

(iii) any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Corporation to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected;

then in any such case, the Corporation shall cause to be mailed by first class mail to the record holders of Series A Preferred Stock at least ten (10) days prior to the date specified in (A) and (B) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (A) a record is to be taken for the purpose of such dividend, distribution or rights, or (B) such reclassification, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(e) In case of (i) any consolidation or merger of the Corporation into another corporation (other than (x) a merger in which merger the Corporation is the continuing corporation or (y) a merger intended primarily to change the Corporation’s jurisdiction of incorporation), or (ii) or the sale of all or substantially all of the assets of the Corporation to another company or entity not controlled by the then existing stockholders of the Corporation in a transaction or series of transactions (other than a Liquidation pursuant to Section 6 of this Statement of Designation), each share of Series A Preferred Stock shall, immediately prior to the effective time of such merger or consolidation or sale, automatically be converted into the number of shares of Common Stock as are issuable upon such conversion based on the Conversion Rate in effect immediately prior to the effective time of such transaction.

(f) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock.  If, upon conversion of any shares of Series A Preferred Stock, any holder would, except for the provisions of this Section 4(f), be entitled to receive a fractional share of Common Stock, then the number of shares of Common Stock issuable upon such conversion shall be rounded up to the next higher whole number of shares.

(g) Notwithstanding any contrary provisions of this Section 4, the Series A Preferred Stock shall not be convertible into Common Stock until such date as the Corporation shall increase the number of authorized shares of Common Stock, either by an increase in the authorized Common Stock or a reverse split or combination of shares such that there are a number of authorized shares of Common Stock that are available, free from preemptive rights, equal to the maximum number of  shares of Common Stock issuable upon conversion of the number of authorized shares of Series A Preferred Stock.

(h) The Common Stock issuable upon conversion of the Series A Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and non-assessable.

5.  No Right of Redemption.  The Corporation shall have no right to redeem the Series A Preferred Stock.

6.  Liquidation Rights.

(a) In the event of the Liquidation of the Corporation, as hereinafter defined, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, after payment of any preferences which are payable to the holders of any class or series of  capital stock which is senior to the Preferred Stock upon liquidation, dissolution or winding up, an amount equal to $0.001 per share, before any payment or distribution upon dissolution, liquidation or winding up shall be made with respect to the Common Stock and any other class or series of capital stock ranking junior to Series A Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series A Preferred Stock as to such payment or distribution.  After payment of the preference set forth in this Section 6(a), the holders of the Common Stock shall be entitled to $0.001 per share (the “Common Payment”).  After payment of the Common Payment, the holders of the Series A Preferred Stock shall participate with the holders of the Common Stock and any other classes or series of capital stock that have similar participation rights, as if the Series A Preferred Stock, such other classes or series of capital stock and the Common Stock were a single class of capital stock with each share of Series A Preferred Stock being deemed to be the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock on the date of the Liquidation and each share of each of such other classes or series of capital stock being deemed to be the number of shares of Common Stock issuable upon conversion of such class or series on the date of Liquidation.

(b) The term “Liquidation” shall mean any liquidation, dissolution or winding-up of the Corporation or sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, except that a Liquidation shall not include (i) any sale, conveyance, exchange or transfer if the vote of the holders of the Series A Preferred Stock is either not required or is required and the transaction is approved as provided in Section 3(c) of this Statement of Designations, (ii) a merger or consolidation regardless of whether the Corporation is the surviving entity.

(c) In the event the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a) of this Statement of Designations, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock and such other parity shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

7.  Notice.  The Corporation shall treat the registered holder of any shares of Series A Preferred Stock as the absolute owner thereof (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Corporation or its transfer agent, if any) for all purposes and shall not be affected by any notice to the contrary, and the Corporation shall not incur any liability as a result of its compliance with the provisions of this Section 7.  Notice to a holder of Series A Preferred Stock shall be sent by first class mail, postage prepaid, to the addresses of the registered holders set forth on the Corporation’s stock records.

8.  Rank of Series.  For purposes of this Statement of Designations, any stock of any series or class of the Corporation shall be deemed to rank:

(a) prior to the shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

(b) on a parity with shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred Stock;

(c) junior to shares of Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

9.  Transfer Agent and Registrar.  The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series A Preferred Stock and for the payment of dividends to the holders of the Series A Preferred Stock.